Exhibit 99.1

Contact:    Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 24, 2019 - Union Bankshares Corporation (the “Company” or “Union”) (Nasdaq: UBSH) today reported net income of $35.6 million and earnings per share of $0.47 for its first quarter ended March 31, 2019. Net operating earnings(1) were $50.2 million and operating earnings per share(1) were $0.66 for its first quarter ended March 31, 2019; these operating results exclude $14.6 million in after-tax merger-related costs but include after tax losses from discontinued operations of $85,000 and approximately $322,000 in after-tax expenses related to the Company's previously announced re-branding to be effective in May 2019.

The Company's results for the first quarter of 2019 include two months of financial results of Access National Corporation ("Access"), which the Company acquired on February 1, 2019.

“Union delivered solid financial results in the first quarter of 2019, while continuing our transformation to become the preeminent mid-Atlantic regional bank,” said John C. Asbury, President and CEO of Union Bankshares Corporation. “During the quarter, we achieved year over year improvements in our operating profitability metrics and delivered strong deposit growth while loan growth was muted by seasonality and elevated commercial real estate pay downs. It was an eventful quarter as we closed the acquisition of Access National Corporation, substantially completing the Virginia jigsaw puzzle by adding a strong franchise in Northern Virginia, and announced that we will rebrand to Atlantic Union Bank, concurrent with the Access systems conversion in mid-May. We are pleased with the first quarter’s financial results and are off to a good start in 2019.”
Select highlights for the first quarter of 2019

•	Performance metrics

◦
Return on Average Assets (“ROA”) was 0.92% compared to 1.29% in the fourth quarter of 2018 and 0.52% in the first quarter of 2018. Operating ROA(1) was 1.30% compared to 1.36% in the fourth quarter of 2018 and 1.21% in the first quarter of 2018.

◦
Return on Average Equity (“ROE”) was 6.37% compared to 9.21% in the fourth quarter of 2018 and 3.70% in the first quarter of 2018. Operating ROE(1) was 8.97% compared to 9.66% in the fourth quarter of 2018 and 8.64% in the first quarter of 2018.

◦
Return on Average Tangible Common Equity (“ROTCE”)(1) was 11.84% compared to 16.42% in the fourth quarter of 2018 and 7.41% in the first quarter of 2018. Operating ROTCE(1) was 16.27% compared to 17.18% in the fourth quarter of 2018 and 16.00% in the first quarter of 2018.

◦
Efficiency ratio increased to 69.99% compared to 56.22% in the fourth quarter of 2018 and decreased from 82.22% in the first quarter of 2018. Operating efficiency ratio (FTE)(1) increased to 54.36% compared to 51.34% in the fourth quarter of 2018 and decreased from 56.42% in the first quarter of 2018.

•
On February 1, 2019, the Company announced that it will re-brand to Atlantic Union Bankshares Corporation (subject to shareholder approval) in May 2019. During the current quarter, in preparation for the re-branding, the Company incurred $407,000 in re-branding costs.

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

NET INTEREST INCOME

For the first quarter of 2019, net interest income was $127.5 million, an increase of $18.5 million from the fourth quarter of 2018. Net interest income (FTE)(1) was $130.3 million in the first quarter of 2019, an increase of $18.9 million from the fourth quarter of 2018. The increases in both net interest income and net interest income (FTE) were primarily the result of a $1.9 billion increase in average interest earning assets and a $1.4 billion increase in average interest bearing liabilities from the acquisition of Access. The first quarter net interest margin increased 10 basis points to 3.72% from 3.62% in the previous quarter, while the net interest margin (FTE)(1) increased 10 basis points to 3.80% from 3.70% during the same periods. The increase in the net interest margin and net interest margin (FTE) were principally due to an approximately 18 basis point increase in the yield on earnings assets, partially offset by an approximately 8 basis point increase in the cost of funds.

The Company’s net interest margin (FTE) includes the impact of acquisition accounting fair value adjustments. During the first quarter of 2019, net accretion related to acquisition accounting increased $2.0 million from the prior quarter to $5.8 million for the quarter ended March 31, 2019. The fourth quarter of 2018, first quarter of 2019, and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Deposit Accretion (Amortization)	Borrowings Amortization	Total
For the quarter ended December 31, 2018	$3,479	$445	$(161)	$3,763
For the quarter ended March 31, 2019	5,557	292	(70)	5,779
For the remaining nine months of 2019 (estimated)	13,129	541	(289)	13,381
For the years ending (estimated):
2020	14,314	132	(633)	13,813
2021	11,477	14	(807)	10,684
2022	9,092	(43)	(829)	8,220
2023	6,491	(32)	(852)	5,607
2024	4,977	(4)	(877)	4,096
Thereafter	18,540	(1)	(10,773)	7,766

(1) For the reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of Key Financial Results.

ASSET QUALITY/LOAN LOSS PROVISION

Overview
During the first quarter of 2019, the Company experienced decreases in nonperforming asset (“NPA”) balances from the prior quarter, primarily due to nonaccrual customer payments and charge-offs. The nonaccrual charge-offs related to two credit relationships composed of commercial & industrial as well as construction and land development loans. Past due loan levels as a percentage of total loans held for investment at March 31, 2019 were lower than past due loan levels at December 31, 2018 and higher than past due levels at March 31, 2018. Charge-off levels and the provision for loan losses decreased from the fourth quarter of 2018.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired (“PCI”) loans totaling $99.9 million (net of fair value mark of $23.1 million) at March 31, 2019.

Nonperforming Assets
At March 31, 2019, NPAs totaled $32.2 million, a decline of $1.5 million, or 4.4%, from December 31, 2018 and a decrease of $1.0 million, or 3.1%, from March 31, 2018. NPAs as a percentage of total outstanding loans at March 31, 2019 were 0.27%, a decrease of 8 basis points from 0.35% at December 31, 2018 and a decline of 7 basis points from 0.34% at March 31, 2018. As the Company's NPAs have been at or near historic lows over the last several quarters, certain changes from quarter to quarter might stand out in comparison to one another but do not have a significant impact on the Company's overall asset quality position.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Nonaccrual loans	$24,841	$26,953	$28,110	$25,662	$25,138
Foreclosed properties	7,353	6,722	6,800	7,241	8,079
Total nonperforming assets	$32,194	$33,675	$34,910	$32,903	$33,217

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Beginning Balance	$26,953	$28,110	$25,662	$25,138	$21,743
Net customer payments	(2,314)	(3,077)	(2,459)	(2,651)	(1,455)
Additions	3,297	4,659	6,268	5,063	5,451
Charge-offs	(1,626)	(2,069)	(1,137)	(539)	(403)
Loans returning to accruing status	(952)	(420)	(70)	(1,349)	(182)
Transfers to foreclosed property	(517)	(250)	(154)	—	(16)
Ending Balance	$24,841	$26,953	$28,110	$25,662	$25,138

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Beginning Balance	$6,722	$6,800	$7,241	$8,079	$5,253
Additions of foreclosed property	900	432	165	283	44
Acquisitions of foreclosed property (1)	—	—	—	(162)	4,204
Valuation adjustments	(51)	(140)	(42)	(383)	(759)
Proceeds from sales	(171)	(286)	(889)	(580)	(684)
Gains (losses) from sales	(47)	(84)	325	4	21
Ending Balance	$7,353	$6,722	$6,800	$7,241	$8,079
(1) Includes subsequent measurement period adjustments.

Past Due Loans
Past due loans still accruing interest totaled $51.4 million, or 0.43% of total loans, at March 31, 2019 compared to $61.9 million, or 0.64% of total loans, at December 31, 2018 and $41.6 million, or 0.42% of total loans, at March 31, 2018. Of the total past due loans still accruing interest, $11.0 million, or 0.09% of total loans, were loans past due 90 days or more at March 31, 2019, compared to $8.9 million, or 0.09% of total loans, at December 31, 2018 and $2.6 million, or 0.03% of total loans, at March 31, 2018.

Net Charge-offs
For the first quarter of 2019, net charge-offs were $4.2 million, or 0.15% of total average loans on an annualized basis, compared to $5.0 million, or 0.21%, for the prior quarter and $1.1 million, or 0.05%, for the first quarter of 2018. The majority of net charge-offs in the first quarter of 2019 were related to consumer loans.

Provision for Loan Losses
The provision for loan losses for the first quarter of 2019 was $4.0 million, a decrease of $775,000 compared to the previous quarter and an increase of $501,000 compared to first quarter of 2018. The decrease in the provision for loan losses from the previous quarter was primarily due to lower net charge offs and lower loan growth.

Allowance for Loan Losses (“ALL”)
The ALL decreased $218,000 from December 31, 2018 to $40.8 million at March 31, 2019 primarily due to a decrease in historical loss rates. The ALL as a percentage of the total loan portfolio was 0.34% at March 31, 2019, 0.42% at December 31, 2018, and 0.41% at March 31, 2018. The decline in the allowance ratio was primarily attributable to the acquisition of Access. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

The ratio of the ALL to nonaccrual loans was 164.4% at March 31, 2019, compared to 152.3% at December 31, 2018 and 161.6% at March 31, 2018. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $1.4 million to $24.9 million for the quarter ended March 31, 2019 from $23.5 million in the prior quarter. The increase in noninterest income was primarily driven by the acquisition of Access on February 1, 2019, partially offset by a decline in other operating income of $1.4 million primarily due to life insurance proceeds of approximately $976,000 recognized in the fourth quarter of 2018.

NONINTEREST EXPENSE

Noninterest expense increased $32.2 million to $106.7 million for the quarter ended March 31, 2019 from $74.5 million in the prior quarter. Excluding merger-related costs and amortization of intangible assets, operating noninterest expense(1) increased $15.1 million, or 21.8%, in the first quarter of 2019, to $84.4 million when compared to the fourth quarter of 2018. The increase in operating noninterest expense was primarily due to the acquisition of Access on February 1, 2019. The Company also incurred $407,000 of re-branding costs in the first quarter of 2019.

(1) For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

INCOME TAXES

The effective tax rate for the quarter ended March 31, 2019 was 14.9% compared to 16.5% for the quarter ended December 31, 2018 and 10.3% for the quarter ended March 31, 2018. The decrease in the effective tax rate as compared to the previous quarter was primarily due to an increase in merger-related expenses related to the acquisition of Access. The increase from the prior year was primarily due to lower tax benefits related to stock based compensation.

BALANCE SHEET

At March 31, 2019, total assets were $16.9 billion, an increase of $3.1 billion from December 31, 2018, and an increase of $3.7 billion from March 31, 2018, reflecting the impact of the Access acquisition.

On February 1, 2019 the Company completed its acquisition of Access. Below is a summary of the transaction and related impact on the Company's balance sheet.

•	The fair value of assets acquired equaled to $2.858 billion, and the fair value of the liabilities assumed equaled $2.559 billion

•	Total loans acquired totaled $2.217 billion with a fair value of $2.176 billion

•	Total deposits assumed totaled $2.228 billion with a fair value of $2.227 billion

•	Total goodwill arising from the transaction equaled $200.6 million

•	Core deposit intangibles acquired totaled $40.9 million

Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition, in accordance with ASC 805, Business Combinations.

At March 31, 2019, loans held for investment (net of deferred fees and costs) were $12.0 billion, an increase of $2.2 billion from December 31, 2018, while average loans increased $1.6 billion, or 65.7% (annualized), from the prior quarter. The increase in loans held for investment was primarily a result of the Access acquisition.

At March 31, 2019, total deposits were $12.5 billion, an increase of $2.5 billion from December 31, 2018, while average deposits increased $1.5 billion, or 61.0% (annualized), from the prior quarter. The increase in deposits from the prior quarter was primarily a result of the Access acquisition.

The following table shows the Company's capital ratios at the quarters ended:

	March 31,	December 31,	March 31,
	2019	2018	2018
Common equity Tier 1 capital ratio (1)	10.26%	9.93%	9.03%
Tier 1 capital ratio (1)	10.26%	11.09%	10.19%
Total capital ratio (1)	12.73%	12.88%	11.97%
Leverage ratio (Tier 1 capital to average assets) (1)	9.51%	9.71%	9.32%
Common equity to total assets	14.56%	13.98%	13.93%
Tangible common equity to tangible assets (2)	9.09%	8.84%	8.54%

(1) All ratios at March 31, 2019 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(2) For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

During the first quarter of 2019, the Company declared and paid cash dividends of $0.23 per common share consistent with the fourth quarter of 2018 and an increase of $0.02, or 9.5%, compared to the first quarter of 2018.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 155 branches, 15 of which are operated as Access National Bank, a division of Union Bank & Trust of Richmond, Virginia, or Middleburg Bank, a division of Union Bank & Trust of Richmond, Virginia, and seven of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 200 ATMs located throughout Virginia, and in portions of Maryland and North Carolina.

Certain non-bank affiliates of the Company include: Old Dominion Capital Management, Inc., and its subsidiary Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., Capital Fiduciary Advisors, LLC, and Middleburg Investment Services, LLC, all of which provide investment advisory and/or brokerage services; Union Insurance Group, LLC, which offers various lines of insurance products; and Middleburg Trust Company, which provides trust services.

FIRST QUARTER 2019 EARNINGS RELEASE CONFERENCE CALL
Union will hold a conference call on Wednesday, April 24th, 2019 at 9:00 a.m. Eastern Time during which management will review the first quarter 2019 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (877) 668-4908; international callers wishing to participate may do so by dialing (973) 453-3058. The conference ID number is 1658799.

NON-GAAP FINANCIAL MEASURES
In reporting the results of the quarter ended March 31, 2019, the Company has provided supplemental performance measures on a tax-equivalent, tangible, or operating basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.  Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to:

•	changes in interest rates;

•
general economic and financial market conditions in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels, and slowdowns in economic growth,

•	the Company's ability to manage its growth or implement its growth strategy;

•
the possibility that any of the anticipated benefits of the acquisition of Access will not be realized or will not be realized within the expected time period, the expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame, revenues following the acquisition may be lower than expected, or customer and employee relationships and business operations may be disrupted by the acquisition;

•	the Company's ability to recruit and retain key employees;

•	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets

•	real estate values in the Bank's lending area;

•	an insufficient allowance for loan losses;

•	the quality or composition of the loan or investment portfolios;

•	concentrations of loans secured by real estate, particularly commercial real estate;

•	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;

•	demand for loan products and financial services in the Company’s market area;

•	the Company’s ability to compete in the market for financial services;

•	technological risks and developments, and cyber threats, attacks, or events;

•	performance by the Company’s counterparties or vendors;

•	deposit flows;

•	the availability of financing and the terms thereof;

•	the level of prepayments on loans and mortgage-backed securities;

•	legislative or regulatory changes and requirements;

•
the impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), including, but not limited to, the effect of the lower corporate tax rate, including on the valuation of the Company's tax assets and liabilities;

•	changes in the effect of the Tax Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplement legislation;

•	monetary and fiscal policies of the U.S. government including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	changes to applicable accounting principles and guidelines; and

•	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10-Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 99.1

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(Dollars in thousands, except share data)
	As of & For Three Months Ended
	3/31/19	12/31/18	3/31/18
Results of Operations	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$165,652	$140,636	$124,379
Interest expense	38,105	31,547	20,907
Net interest income	127,547	109,089	103,472
Provision for credit losses	3,792	4,725	3,524
Net interest income after provision for credit losses	123,755	104,364	99,948
Noninterest income	24,938	23,487	20,267
Noninterest expenses	106,728	74,533	101,743
Income before income taxes	41,965	53,318	18,472
Income tax expense	6,249	9,041	1,897
Income from continuing operations	35,716	44,277	16,575
Discontinued operations, net of tax	(85)	(192)	64
Net income	$35,631	$44,085	$16,639

Interest earned on earning assets (FTE) (1)	$168,400	$142,970	$126,217
Net interest income (FTE) (1)	130,295	111,424	105,310

Key Ratios
Earnings per common share, diluted	$0.47	$0.67	$0.25
Return on average assets (ROA)	0.92%	1.29%	0.52%
Return on average equity (ROE)	6.37%	9.21%	3.70%
Return on average tangible common equity (ROTCE) (2) (3)	11.84%	16.42%	7.41%
Efficiency ratio	69.99%	56.22%	82.22%
Net interest margin	3.72%	3.62%	3.66%
Net interest margin (FTE) (1)	3.80%	3.70%	3.72%
Yields on earning assets (FTE) (1)	4.92%	4.74%	4.46%
Cost of interest-bearing liabilities	1.44%	1.34%	0.93%
Cost of deposits	0.86%	0.76%	0.48%
Cost of funds	1.12%	1.04%	0.74%

Operating Measures (4)
Net operating earnings	$50,197	$46,248	$38,875
Operating earnings per share, diluted	$0.66	$0.70	$0.59
Operating ROA	1.30%	1.36%	1.21%
Operating ROE	8.97%	9.66%	8.64%
Operating ROTCE (2) (3)	16.27%	17.18%	16.00%
Operating efficiency ratio (FTE) (1)(6)	54.36%	51.34%	56.42%

Per Share Data
Earnings per common share, basic	$0.47	$0.67	$0.25
Earnings per common share, diluted	0.47	0.67	0.25
Cash dividends paid per common share	0.23	0.23	0.21
Market value per share	32.33	28.23	36.71
Book value per common share	30.16	29.34	27.87
Tangible book value per common share (2)	17.69	17.51	16.14
Price to earnings ratio, diluted	16.96	12.72	36.21
Price to book value per common share ratio	1.07	0.96	1.32
Price to tangible book value per common share ratio (2)	1.83	1.61	2.27
Weighted average common shares outstanding, basic	76,472,189	65,982,304	65,554,630
Weighted average common shares outstanding, diluted	76,553,066	66,013,326	65,636,262
Common shares outstanding at end of period	82,037,354	65,977,149	65,895,421

	As of & For Three Months Ended
	3/31/19	12/31/18	3/31/18
Capital Ratios	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.26%	9.93%	9.03%
Tier 1 capital ratio (5)	10.26%	11.09%	10.19%
Total capital ratio (5)	12.73%	12.88%	11.97%
Leverage ratio (Tier 1 capital to average assets) (5)	9.51%	9.71%	9.32%
Common equity to total assets	14.56%	13.98%	13.93%
Tangible common equity to tangible assets (2)	9.09%	8.84%	8.54%

Financial Condition
Assets	$16,897,655	$13,765,599	$13,149,292
Loans held for investment	11,952,310	9,716,207	9,805,723
Securities	2,804,353	2,391,695	1,557,173
Earning Assets	14,909,318	12,202,023	11,595,325
Goodwill	927,760	727,168	724,106
Amortizable intangibles, net	88,553	48,685	50,092
Deposits	12,489,330	9,970,960	9,677,955
Borrowings	1,753,103	1,756,278	1,535,026
Stockholders' equity	2,459,465	1,924,581	1,831,077
Tangible common equity (2)	1,443,152	1,148,728	1,056,879

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,326,679	$1,194,821	$1,249,196
Commercial real estate - owner occupied	1,921,464	1,337,345	1,279,155
Commercial real estate - non-owner occupied	2,970,453	2,467,410	2,230,463
Multifamily real estate	591,431	548,231	547,520
Commercial & Industrial	1,866,625	1,317,135	1,125,733
Residential 1-4 Family - commercial	815,309	713,750	714,660
Residential 1-4 Family - mortgage	865,502	600,578	604,354
Auto	300,631	301,943	288,089
HELOC	672,087	613,383	642,084
Consumer	397,491	379,694	839,699
Other Commercial	224,638	241,917	284,770
Total loans held for investment	$11,952,310	$9,716,207	$9,805,723

Deposits
NOW accounts	$2,643,228	$2,288,523	$2,185,562
Money market accounts	3,579,249	2,875,301	2,692,662
Savings accounts	798,670	622,823	654,931
Time deposits of $100,000 and over	1,264,525	1,067,181	819,056
Other time deposits	1,239,545	1,022,525	1,268,319
Total interest-bearing deposits	$9,525,217	$7,876,353	$7,620,530
Demand deposits	2,964,113	2,094,607	2,057,425
Total deposits	$12,489,330	$9,970,960	$9,677,955

Averages
Assets	$15,699,743	$13,538,160	$13,019,572
Loans held for investment	11,127,390	9,557,160	9,680,195
Loans held for sale	14,999	118	28,709
Securities	2,645,429	2,340,051	1,567,269
Earning assets	13,891,248	11,961,234	11,475,099
Deposits	11,469,935	9,951,983	9,463,697
Time deposits	2,325,218	2,083,270	2,085,930
Interest-bearing deposits	8,934,995	7,789,642	7,489,893
Borrowings	1,790,656	1,575,173	1,614,691
Interest-bearing liabilities	10,725,651	9,364,815	9,104,584
Stockholders' equity	2,268,395	1,899,249	1,824,588
Tangible common equity (2)	1,334,051	1,121,788	1,048,824

	As of & For Three Months Ended
	3/31/19	12/31/18	3/31/18
Asset Quality	(unaudited)	(unaudited)	(unaudited)
Allowance for Loan Losses (ALL)
Beginning balance	$41,045	$41,294	$38,208
Add: Recoveries	1,696	830	1,480
Less: Charge-offs	5,939	5,875	2,559
Add: Provision for loan losses	4,025	4,800	3,524
Add: Provision for loan losses included in discontinued operations	—	(4)	(24)
Ending balance	$40,827	$41,045	$40,629

ALL / total outstanding loans	0.34%	0.42%	0.41%
Net charge-offs / total average loans	0.15%	0.21%	0.05%
Provision / total average loans	0.15%	0.20%	0.15%

Total PCI loans, net of fair value mark	$99,932	$90,221	$102,861
Remaining fair value mark on purchased performing loans	63,506	30,281	44,766

Nonperforming Assets
Construction and land development	$5,513	$8,018	$6,391
Commercial real estate - owner occupied	3,307	3,636	2,539
Commercial real estate - non-owner occupied	1,787	1,789	2,089
Commercial & Industrial	721	1,524	1,969
Residential 1-4 Family - commercial	4,244	2,481	1,512
Residential 1-4 Family - mortgage	7,119	7,276	7,929
Auto	523	576	394
HELOC	1,395	1,518	2,072
Consumer and all other	232	135	243
Nonaccrual loans	$24,841	$26,953	$25,138
Foreclosed property	7,353	6,722	8,079
Total nonperforming assets (NPAs)	$32,194	$33,675	$33,217
Construction and land development	$1,997	$180	$322
Commercial real estate - owner occupied	2,908	3,193	—
Commercial & Industrial	313	132	200
Residential 1-4 Family - commercial	1,490	1,409	113
Residential 1-4 Family - mortgage	2,476	2,437	1,148
Auto	153	195	170
HELOC	518	440	306
Consumer and all other	1,098	870	371
Loans ≥ 90 days and still accruing	$10,953	$8,856	$2,630
Total NPAs and loans ≥ 90 days	$43,147	$42,531	$35,847
NPAs / total outstanding loans	0.27%	0.35%	0.34%
NPAs / total assets	0.19%	0.24%	0.25%
ALL / nonaccrual loans	164.35%	152.28%	161.62%
ALL / nonperforming assets	126.82%	121.89%	122.31%
Past Due Detail
Construction and land development	$1,019	$759	$403
Commercial real estate - owner occupied	4,052	8,755	4,985
Commercial real estate - non-owner occupied	760	338	1,867
Multifamily real estate	596	—	—
Commercial & Industrial	2,565	3,353	2,608
Residential 1-4 Family - commercial	4,059	6,619	3,707
Residential 1-4 Family - mortgage	5,889	12,049	6,210
Auto	2,152	3,320	2,167
HELOC	5,020	4,611	3,564
Consumer and all other	1,963	1,630	4,179
Loans 30-59 days past due	$28,075	$41,434	$29,690

	As of & For Three Months Ended
	3/31/19	12/31/18	3/31/18
Past Due Detail cont'd	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$526	$6	$1,291
Commercial real estate - owner occupied	480	1,142	777
Commercial real estate - non-owner occupied	4,129	41	—
Multifamily Real Estate	—	146	—
Commercial & Industrial	438	389	1,254
Residential 1-4 Family - commercial	1,365	1,577	960
Residential 1-4 Family - mortgage	2,196	5,143	1,397
Auto	297	403	193
HELOC	1,753	1,644	1,346
Consumer and all other	1,197	1,096	2,074
Loans 60-89 days past due	$12,381	$11,587	$9,292

Troubled Debt Restructurings
Performing	$20,808	$19,201	$13,292
Nonperforming	4,682	7,397	4,284
Total troubled debt restructurings	$25,490	$26,598	$17,576

Alternative Performance Measures (non-GAAP)
Net interest income (FTE)
Net interest income (GAAP)	$127,547	$109,089	$103,472
FTE adjustment	2,748	2,335	1,838
Net interest income (FTE) (non-GAAP) (1)	$130,295	$111,424	$105,310
Average earning assets	13,891,248	11,961,234	11,475,099
Net interest margin	3.72%	3.62%	3.66%
Net interest margin (FTE) (1)	3.80%	3.70%	3.72%

Tangible Assets
Ending assets (GAAP)	$16,897,655	$13,765,599	$13,149,292
Less: Ending goodwill	927,760	727,168	724,106
Less: Ending amortizable intangibles	88,553	48,685	50,092
Ending tangible assets (non-GAAP)	$15,881,342	$12,989,746	$12,375,094

Tangible Common Equity (2)
Ending equity (GAAP)	$2,459,465	$1,924,581	$1,831,077
Less: Ending goodwill	927,760	727,168	724,106
Less: Ending amortizable intangibles	88,553	48,685	50,092
Ending tangible common equity (non-GAAP)	$1,443,152	$1,148,728	$1,056,879

Average equity (GAAP)	$2,268,395	$1,899,249	$1,824,588
Less: Average goodwill	858,658	727,544	724,106
Less: Average amortizable intangibles	75,686	49,917	51,658
Average tangible common equity (non-GAAP)	$1,334,051	$1,121,788	$1,048,824

Operating Measures (4)
Net income (GAAP)	$35,631	$44,085	$16,639
Plus: Merger-related costs, net of tax	14,566	2,163	22,236
Net operating earnings (non-GAAP)	$50,197	$46,248	$38,875

Noninterest expense (GAAP)	$106,728	$74,533	$101,743
Less: Merger-related costs	18,122	2,314	27,712
Less: Amortization of intangible assets	4,218	2,954	3,181
Operating noninterest expense (non-GAAP)	$84,388	$69,265	$70,850

Net interest income (FTE) (non-GAAP) (1)	$130,295	$111,424	$105,310

Noninterest income (GAAP)	24,938	23,487	20,267

Efficiency ratio	69.99%	56.22%	82.22%
Operating efficiency ratio (FTE)(6)	54.36%	51.34%	56.42%

	As of & For Three Months Ended
	3/31/19	12/31/18	3/31/18
	(unaudited)	(unaudited)	(unaudited)
ROTCE (2)(3)
Net Income (GAAP)	$35,631	$44,085	$16,639
Plus: Amortization of intangibles, tax effected	3,332	2,334	2,513
Net Income before amortization of intangibles (non-GAAP)	$38,963	$46,419	$19,152

Average tangible common equity (non-GAAP)	$1,334,051	$1,121,788	$1,048,824
Return on average tangible common equity (non-GAAP)	11.84%	16.42%	7.41%

Operating ROTCE (2)(3)
Operating Net Income (non-GAAP)	$50,197	$46,248	$38,875
Plus: Amortization of intangibles, tax effected	3,332	2,334	2,513
Net Income before amortization of intangibles (non-GAAP)	$53,529	$48,582	$41,388

Average tangible common equity (non-GAAP)	$1,334,051	$1,121,788	$1,048,824
Operating return on average tangible common equity (non-GAAP)	16.27%	17.18%	16.00%

Mortgage Origination Volume
Refinance Volume	$11,969	$—	$35,599
Construction Volume	—	—	13,867
Purchase Volume	32,107	—	43,082
Total Mortgage loan originations	$44,076	$—	$92,548
% of originations that are refinances	27.2%	—%	38.5%

Wealth
Assets under management ("AUM")	$5,425,804	$3,379,340	$2,603,740

Other Data
End of period full-time employees	1,947	1,609	1,824
Number of full-service branches	155	140	150
Number of full automatic transaction machines ("ATMs")	197	188	216

(1) These are non-GAAP financial measures. Net interest income (FTE), which is used in computing net interest margin (FTE) and operating efficiency ratio (FTE), provides valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.

(2) These are non-GAAP financial measures. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(3) These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.

In periods prior to December 31,2018, the Company has not added amortization of intangibles, tax effected to net income (GAAP) and operating net income (non-GAAP) when calculating ROTCE and operating ROTCE, respectively. The Company has adjusted its presentation for all periods in this release.

(4) These are non-GAAP financial measures. Operating measures exclude merger-related costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude certain costs resulting from acquisition activity and allow investors to more clearly see the combined economic results of the organization's operations.

(5) All ratios at March 31, 2019 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(6) The operating efficiency ratio (FTE) excludes the amortization of intangible assets and merger-related costs. This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this measure is useful to investors as it excludes certain costs resulting from acquisition activity allowing for greater comparability with others in the industry and allowing investors to more clearly see the combined economic results of the organization's operations.

In prior periods, the Company has not excluded the amortization of intangibles from noninterest expense when calculating the operating efficiency ratio (FTE). The Company has adjusted its presentation for all periods in this release to exclude the amortization of intangibles from noninterest expense.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	March 31,	December 31,	March 31,
	2019	2018	2018
ASSETS	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$165,041	$166,927	$137,761
Interest-bearing deposits in other banks	116,900	94,056	196,456
Federal funds sold	1,652	216	8,246
Total cash and cash equivalents	283,593	261,199	342,463
Securities available for sale, at fair value	2,109,062	1,774,821	1,253,179
Securities held to maturity, at carrying value	559,380	492,272	198,733
Restricted stock, at cost	135,911	124,602	105,261
Loans held for sale, at fair value	28,712	—	—
Loans held for investment, net of deferred fees and costs	11,952,310	9,716,207	9,805,723
Less allowance for loan losses	40,827	41,045	40,629
Net loans held for investment	11,911,483	9,675,162	9,765,094
Premises and equipment, net	172,522	146,967	162,746
Goodwill	927,760	727,168	724,106
Amortizable intangibles, net	88,553	48,685	50,092
Bank owned life insurance	317,990	263,034	258,381
Other assets	361,580	250,210	257,390
Assets of discontinued operations	1,109	1,479	31,847
Total assets	$16,897,655	$13,765,599	$13,149,292
LIABILITIES
Noninterest-bearing demand deposits	$2,964,113	$2,094,607	$2,057,425
Interest-bearing deposits	9,525,217	7,876,353	7,620,530
Total deposits	12,489,330	9,970,960	9,677,955
Securities sold under agreements to repurchase	73,774	39,197	31,593
Other short-term borrowings	939,700	1,048,600	1,022,000
Long-term borrowings	739,629	668,481	481,433
Other liabilities	194,565	112,093	101,985
Liabilities of discontinued operations	1,192	1,687	3,249
Total liabilities	14,438,190	11,841,018	11,318,215
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 82,037,354 shares, and 65,977,149 shares, respectively.	108,475	87,250	87,091
Additional paid-in capital	1,859,588	1,380,259	1,373,782
Retained earnings	483,005	467,345	382,514
Accumulated other comprehensive income (loss)	8,397	(10,273)	(12,310)
Total stockholders' equity	2,459,465	1,924,581	1,831,077
Total liabilities and stockholders' equity	$16,897,655	$13,765,599	$13,149,292

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest and dividend income:	(unaudited)	(unaudited)	(unaudited)
Interest and fees on loans	$144,115	$121,846	$112,652
Interest on deposits in other banks	473	309	647
Interest and dividends on securities:
Taxable	13,081	11,623	7,072
Nontaxable	7,983	6,858	4,008
Total interest and dividend income	165,652	140,636	124,379
Interest expense:
Interest on deposits	24,430	19,149	11,212
Interest on short-term borrowings	6,551	5,663	4,249
Interest on long-term borrowings	7,124	6,735	5,446
Total interest expense	38,105	31,547	20,907
Net interest income	127,547	109,089	103,472
Provision for credit losses	3,792	4,725	3,524
Net interest income after provision for credit losses	123,755	104,364	99,948
Noninterest income:
Service charges on deposit accounts	7,158	6,873	5,894
Other service charges and fees	1,664	1,467	1,233
Interchange fees, net	5,045	4,640	4,489
Fiduciary and asset management fees	5,054	4,643	3,056
Mortgage banking income, net	1,454	—	—
Gains (losses) on securities transactions, net	151	161	213
Bank owned life insurance income	2,055	2,072	1,667
Loan-related interest rate swap fees	1,460	1,376	718
Other operating income	897	2,255	2,997
Total noninterest income	24,938	23,487	20,267
Noninterest expenses:
Salaries and benefits	48,007	38,581	40,741
Occupancy expenses	7,399	6,590	6,067
Furniture and equipment expenses	3,396	2,967	2,937
Printing, postage, and supplies	1,242	1,125	1,060
Communications expense	1,005	923	1,095
Technology and data processing	5,676	4,675	4,560
Professional services	2,958	2,183	2,554
Marketing and advertising expense	2,383	2,211	1,436
FDIC assessment premiums and other	2,639	1,214	2,185
Other taxes	3,764	2,882	2,886
Loan-related expenses	2,289	2,109	1,315
OREO and credit-related expenses	684	1,026	1,532
Amortization of intangible assets	4,218	2,954	3,181
Training and other personnel costs	1,144	1,104	1,006
Merger-related costs	18,122	2,314	27,712
Other expenses	1,802	1,675	1,476
Total noninterest expenses	106,728	74,533	101,743
Income from continuing operations before income taxes	41,965	53,318	18,472
Income tax expense	6,249	9,041	1,897
Income from continuing operations	35,716	44,277	$16,575

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (continued)
(Dollars in thousands, except share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Discontinued operations:	(unaudited)	(unaudited)	(unaudited)
Income (loss) from operations of discontinued mortgage segment	$(115)	$(509)	$76
Income tax expense (benefit)	(30)	(317)	12
Income (loss) on discontinued operations	(85)	(192)	64
Net income	$35,631	$44,085	$16,639
Basic earnings per common share	$0.47	$0.67	$0.25
Diluted earnings per common share	$0.47	$0.67	$0.25

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)
	For the Quarter Ended
	March 31, 2019				December 31, 2018
	Average Balance		Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)
Assets:	(unaudited)				(unaudited)
Securities:
Taxable	$1,661,179	11,623,000	$13,067	3.19%	$1,477,670	$11,623	3.12%
Tax-exempt	984,250		10,123	4.17%	862,381	8,681	3.99%
Total securities	2,645,429		23,190	3.56%	2,340,051	20,304	3.44%
Loans, net (3) (4)	11,127,390		144,499	5.27%	9,557,160	122,330	5.08%
Other earning assets	118,429		711	2.43%	64,023	336	2.09%
Total earning assets	13,891,248		$168,400	4.92%	11,961,234	$142,970	4.74%
Allowance for loan losses	(43,002)				(41,556)
Total non-earning assets	1,851,497				1,618,482
Total assets	$15,699,743				$13,538,160

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$5,876,491		$14,369	0.99%	$5,080,120	$11,086	0.87%
Regular savings	733,286		400	0.22%	626,252	211	0.13%
Time deposits (5)	2,325,218		9,661	1.69%	2,083,270	7,851	1.50%
Total interest-bearing deposits	8,934,995		24,430	1.11%	7,789,642	19,148	0.98%
Other borrowings (6)	1,790,656		13,675	3.10%	1,575,173	12,398	3.12%
Total interest-bearing liabilities	10,725,651		38,105	1.44%	9,364,815	31,546	1.34%

Noninterest-bearing liabilities:
Demand deposits	2,534,940				2,162,341
Other liabilities	170,757				111,755
Total liabilities	13,431,348				11,638,911
Stockholders' equity	2,268,395				1,899,249
Total liabilities and stockholders' equity	$15,699,743				$13,538,160

Net interest income			$130,295			$111,424

Interest rate spread				3.48%			3.40%
Cost of funds				1.12%			1.04%
Net interest margin				3.80%			3.70%

(1) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21% for both the three months ended March 31, 2019 and December 31, 2018.
(2) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3) Nonaccrual loans are included in average loans outstanding.
(4) Interest income on loans includes $5.6 million and $3.5 million for the three months ended March 31, 2019 and December 31, 2018, respectively, in accretion of the fair market value adjustments related to acquisitions.

(5) Interest expense on time deposits includes $292,000 and $445,000 for the three months ended March 31, 2019 and December 31, 2018, respectively, in accretion of the fair market value adjustments related to acquisitions.

(6) Interest expense on borrowings includes $70,000 and $161,000 for the three months ended March 31, 2019 and December 31, 2018, respectively, in amortization of the fair market value adjustments related to acquisitions.